UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2008

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation, a Nevada corporation (the Registrant), in connection with the item set forth below.

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On March 26, 2008, our Chief Executive Officer and Chief Financial Officer, Daniel Ng, along with our Board of Directors, concluded that the Company's unaudited financial statements for the periods ended March 31, 2007, June 30, 2007, and September 30, 2007, which are included in the Company's Form 10-QSBs for those periods, can no longer be relied upon. Additionally, the Company's audited financial statements for the year ended December 31, 2006, which are included in the Company's Form 10-KSB for that period, can no longer be relied upon. Specifically, the Company's consolidated balance sheet will be affected, with a substantial increase in stockholders' equity and a corresponding decrease in liabilities due to an accounting error resulting in financial restatements. Additionally, there will be a material increase in net loss of the consolidated statement of operations.

During the course of preparing the financial statements for the year ended December 31, 2007, and the related Form 10-KSB for 2007, our CFO and CEO concluded that the Company's accounting for the convertible debentures issued to investors in November and December 2006 (" Debentures") was not in accordance with U.S. generally accepted accounting principles. Specifically, the convertible feature of the Debentures was not initially recorded as conversion features within stockholders' equity. The debenture interest cost incurred out of the convertible feature of the debenture was not initially recorded as an expense in the income statement. The derivative liabilities associated with the convertible debentures were not initially properly accounted for in the balance sheet.

We have discussed the above matter with our current independent registered accountants pursuant to Item 4.02(a) of Form 8-K.

The Company is restating its audited December 31, 2006 financials to (a) record its derivative liabilities associated with convertible debentures, and (b) make the classification of warrant liability effective as of December 31, 2006 and the depreciation and depletion and accretion expenses related thereto. Additionally, such restatements to the Company's December 31, 2006 audited financial statements also require us to make similar material modifications and to restate our unaudited financial statements for the three months ended March 31, 2007, the three and six months ended June 30, 2007, and the three and nine months ended September 30, 2007. All of the modifications and adjustments to the Company's audited December 31, 2006 financial statements and the Company's unaudited March 31, 2007, June 30, 2007 and September 30, 2007 financial statements will be described in detail in the footnotes to the restated financials appearing in the Company's Form10-KSB for the fiscal year ended December 31, 2007, which the Company anticipates filing shortly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 27, 2008	China Digital Media Corporation

By: /s/Daniel Ng
Daniel Ng